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                                                                    EXHIBIT (99)

                   [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                       Keith B. Stein
         President                           Vice Chairman
         (800) 999-7535                      (800) 533-8573


                       NATIONAL AUTO FINANCE COMPANY, INC.
           ANNOUNCES PRIVATE PLACEMENT OF $10 MILLION IN COMMON STOCK AND $40 MILLION OF SENIOR SUBORDINATED NOTES WITH WARRANTS


BOCA RATON, Fla. (December 22, 1997) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today announced the private placement of $10 million in common stock and $40 million principal amount of Senior Subordinated Notes with detachable warrants.

     The private placement of the $10 million in common stock will result in the issuance of approximately 1.9 million shares of the Company's common stock, at $5.25 per share, to The 1818 Mezzanine Fund L.P., an investment fund sponsored by Brown Brothers Harriman & Co., and to The Progressive Corporation.

     The Notes, which mature in seven years, bear interest at 11.875% per annum for the first three years, and increase thereafter. In connection with the placement of the Notes, the Company will issue detachable warrants with a ten-year maturity, exercisable into common stock of the Company at $0.01 per share, representing a 9.8% interest in the Company on a fully diluted basis after giving effect to the issuance of the 1.9 million shares of common stock. The Notes and warrants are being purchased by The 1818 Mezzanine Fund L.P., by The Progressive Corporation, and by ManuLife Capital, an affiliate of Manufacturers Life Insurance Company (U.S.A.).

     In connection with the transactions, the Fund and Progressive are entitled to nominate, collectively, two individuals to the Company's Board of Directors. The proceeds of the transactions will be used to fund the projected growth in the purchase of loans by the Company, provide for working capital requirements, repay certain senior subordinated indebtedness and a working capital facility of the Company, and for other general corporate purposes. First Union Capital Markets Corp., the investment banking subsidiary of Charlotte-based First Union Corporation, acted as placement agent for the transactions.

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                                                                    EXHIBIT (99)

NAFI Announces Private Placement
Page 2
December 22, 1997
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     In an unrelated  matter,  the Company also  reported  that it has reset the exercise price of all director, officer and employee stock options to $5.25 per share. Roy Tipton, NAFI's president, commented, "The Company believes that this move enables it to maintain the high level of motivation among the Company's key personnel; and the new exercise price is in excess of the Company's current stock price and is equal to the price being paid by the Fund and Progressive."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers, including an exclusive referral agreement with First Union National Bank, a subsidiary of First Union Corporation. The Company has contractual relationships with approximately 2,140 dealers in 29 states.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state. The securities to be sold in connection with the private placements discussed herein have not been registered under the Securities Act of 1933 or any state securities law, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of the Securities Act.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal year 1997.


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